Exhibit 99.1
Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results
Santa Clara, California — March 22, 2007 — Terayon Communication Systems, Inc. (Pink Sheets: TERN.PK) (Terayon or the Company) today reported preliminary financial results for the fourth quarter and fiscal year ended December 31, 2006. These preliminary financial results are subject to the completion of the audit of the Company’s 2006 financial statements.
Revenues for the fourth quarter of 2006 were $17.7 million, down 42 percent, compared to $30.5 million for the fourth quarter of 2005, primarily due to the Company’s January 2006 decision to focus solely on its digital video solutions (DVS) and wind down the Home Access Solutions (HAS) product lines. Revenues for the fiscal year ended December 31, 2006 were $76.4 million, a decline of 16 percent compared to $90.7 million for the fiscal year ended December 31, 2005.
DVS product revenues were $16.3 million in the fourth quarter of 2006, down 20 percent compared to $20.3 million in the fourth quarter of 2005. DVS product revenues invoiced in the fourth quarter of 2006 were $14.6 million, up 54 percent compared to $9.5 million invoiced in the fourth quarter of 2005. DVS product revenues for fiscal year 2006 were $58.5 million, up 40 percent compared to $41.8 million in 2005. DVS product revenues invoiced in fiscal year 2006 were $45.5 million, down 16 percent compared to $53.9 million invoiced in 2005. DVS product revenue invoiced in the fourth quarter of 2006 was strong, as telco customers began purchasing Terayon equipment and CATV customers accelerated a number of projects that were originally scheduled for the first quarter of 2007.
Net loss for the fourth quarter of 2006 was $4.6 million, or $0.06 per share, compared to a net loss of $3.1 million, or $0.04 per share, for the fourth quarter of 2005. Net loss for the fiscal year ended December 31, 2006 was $3.3 million, or $0.04 per share, compared to a net loss for

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

the fiscal year ended December 31, 2005 of $27.0 million, or $0.35 per share. “As video services from telecommunication companies gain traction and create competition for traditional cable and satellite providers, we believe we will see greater demand for our Localization-on-Demand applications,” said Jerry Chase, Terayon Chief Executive Officer. “Our industry-first Static Graphic Overlay, Motion Graphic Overlay and SqueezeBack applications will also be key growth drivers in 2007, as the products are designed to make it easier for video service providers to deliver to consumers the information that is more relevant and compelling to them. We want to be able to grow revenue through expansion of our market leadership in “Localization-on-Demand” applications, anticipate market changes with the timely arrival of new video applications, strengthen our relationships with customers and partners, and manage our costs. These are the benchmarks by which we will continue to evaluate our results.”
Company Business Highlights
Terayon’s business highlights include the following:
•	In 2006, management successfully completed its strategy to become a video-only company.

•	The Company entered the telecommunications (telco) vertical market with its first significant sales to telco systems integrators for digital advertising insertion applications.

•	Extensive product development and engineering efforts resulted in the January 2007 launch of the Company’s Static Graphic Overlay, Motion Graphic Overlay and SqueezeBack applications, which are designed to allow for the real-time insertion of programming, information and advertising into content while remaining within the compressed MPEG domain. Product development efforts in 2006 also centered on the development of a new high density software application processing platform, due to enter beta testing in 2007.

•	The Company was awarded a technical Emmy for pioneering development for combining multiple transport streams which are already encoded, using rate-shaping and statistical re-multiplexing.

•	The Company launched the industry’s first MPEG-4 Ad insertion application, which is designed to be particularly well-suited for telco IPTV deployments, and moved to live

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

deployments in South America. The Company demonstrated this new application at industry tradeshows, including the National Cable and Telecommunications Association, the Society of Cable Telecommunications Engineers and Telco TV.
Company Financial Highlights: Fiscal Year Ended December 31, 2006
Product revenues for the years ended December 31, 2006 and 2005 follow (in millions, except percentages):

	Year Ended
	December 31,		Variance in	Variance in
	2006	2005	Dollars	Percent
Revenues by product:
DVS	$58.5	$41.8	$16.7	40%
HAS	13.6	41.1	(27.5)	(67)%
CMTS	4.3	7.8	(3.5)	(45)%

Total	$76.4	$90.7	$(14.2)	(16)%

Overall revenues for the fiscal year ended December 31, 2006 were $76.4 million, a decline of 16 percent from $90.7 million in 2005. The decline in total revenues is attributed to reduced sales of the Company’s legacy HAS and Cable Modem Termination Systems (CMTS) products. The decline in HAS and CMTS revenues was partially offset by a $16.7 million increase in DVS revenues. In January 2006, Terayon announced its plans to focus solely on its DVS product line and to discontinue the HAS business. The Company continues to sell its remaining HAS inventory and to collect subsequent receivables to generate cash to fund ongoing operations. The Company anticipates that all remaining HAS inventories will be sold during 2007.
As disclosed on the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, changes in the Company’s revenue recognition policies materially impacted the timing of revenue recognition from the sale of its DVS products prior to 2006. In addition to reported revenues, the Company believes that the metrics of (1) DVS product revenue invoiced and recognized in the current period, (2) DVS product revenue invoiced in prior periods and recognized in the current period, and (3) DVS product revenue invoiced in the current period and recognized in future periods provide useful information about the Company’s ability to generate future cash flows. Please refer to the “Notes to Unaudited Selected Financial Data” immediately preceding the Consolidated Balance Sheets provided below for a more complete discussion.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

The following table is a breakdown of DVS product revenue by period invoiced (in millions, except percentages):

	Year Ended
	December 31,		Variance in	Variance in
	2006	2005	Dollars	Percent

DVS product revenue invoiced and recognized in current period:
Total invoiced in current period	$45.5	$53.9	$(8.4)	(15.6)%
Less: Invoiced in current period and recognized in future periods	4.0	27.4	(23.4)	(85.4)%

Total invoiced and recognized in current period	41.5	26.5	15.0	56.6%
DVS product revenue invoiced in prior fiscal years and recognized in current period	17.0	15.3	1.7	11.1%

Total DVS product revenue recognized in current period	$58.5	$41.8	$16.7	40.0%

Total DVS product revenue invoiced and recognized in 2006 increased to $41.5 million for the year ended December 31, 2006, up from $26.5 million invoiced and recognized in 2005. DVS product revenue invoiced in the current period declined to $45.5 million in 2006, compared to $53.9 million invoiced in 2005. Of the total DVS product revenue invoiced in the year ended December 31, 2006, $4.0 million will be recognized in future periods, compared to $27.4 million invoiced in 2005 and recognized in future periods. DVS product revenue invoiced in prior periods and recognized during the year ended December 31, 2006 was $17.0 million, compared to $15.3 million in DVS product revenue invoiced in prior periods and recognized during 2005.
Total operating expenses were $59.9 million for the year ended December 31, 2006, compared to $62.8 million for 2005. The following table is a breakdown of the Company’s total operating expenses (in millions):

	2006	2005

Operating expenses:
Research and development	$17.4	$17.7
Sales and marketing	17.9	22.5
General and administrative	24.4	20.4
Restructuring charges, executive severance and asset write-offs	0.2	2.2

Total	$59.9	$62.8

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

The $0.3 million decrease in research and development expenditures in the year ended December 31, 2006 was primarily attributable to reductions based on the discontinuation of our CMTS product and decreased spending on HAS product innovation, which were offset by increased costs for DVS product development, including increased expenditures related to outsourced development services. The $4.6 million reduction in sales and marketing expense was partly attributable to a $0.6 million reduction in compensation and employee benefits expenses, a $0.5 million decrease in travel expenses that resulted from headcount reductions implemented in 2006, a $1.2 million decrease in marketing expenses primarily related to a reduction in tradeshows and advertising expenses, and a $0.7 million reduction in spending on outside sales and marketing professional services. Higher general and administrative expenses were primarily a result of increased legal, auditing, financial consulting and contractor costs of $4.2 million, compensation expenses of $0.7 million related to bonus plans and severance payments and $0.8 million related to facility expenses and moving costs. These cost increases were partially offset by decreased depreciation and amortization expenses of $0.4 million and a $0.3 million reduction in recruiting costs.
The net loss for 2006 was $3.3 million, or $0.04 per share, compared to the net loss for 2005 of $27.0 million, or $0.35 per share.
Cash, cash equivalents and short-term investments at December 31, 2006 were approximately $20.3 million, compared to approximately $101.3 million at December 31, 2005. This decrease was primarily attributable to Terayon’s payment in full of the entire principal amount of its outstanding 5% Convertible Subordinated Notes due 2007, including all accrued and unpaid interest thereon and related fees, for a total of $65.6 million in March 2006.
Financial Highlights: Fourth Quarter of 2006
Overall revenues for the quarter ended December 31, 2006 were $17.7 million, compared to $30.5 million for the fourth quarter of 2005. Revenues from sales of DVS products decreased $4.0 million to $16.3 million for the fourth quarter of 2006, compared to $20.2 million for the fourth quarter of 2005. However, DVS product revenue invoiced in the current period for the fourth quarter of 2006 increased to $14.6 million, compared to $9.5 million for the fourth quarter of 2005. DVS product revenue invoiced in the fourth quarter of 2006 was strong as telco

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

customers began purchasing Terayon equipment and CATV customers accelerated a number of projects that were originally scheduled for the first quarter of 2007. As a result of the decision to wind down HAS inventories in January 2006, HAS product revenue declined to $1.0 million in the fourth quarter of 2006 compared to $8.6 million in the fourth quarter of 2005. The following table is a breakdown of revenue by product for the fourth quarter of 2006 and 2005 (in millions):

	Quarter ended December 31,
	2006	2005
Revenues by product:
DVS	$16.3	$20.2
HAS	1.0	8.6
CMTS	0.4	1.7

Total	$17.7	$30.5

As discussed above in our fiscal year highlights, changes in the Company’s revenue recognition policies materially impacted the timing of revenue recognition from the sale of its DVS products prior to 2006. The following table is a breakdown of DVS product revenue by period invoiced (in millions):

	Quarter ended
	December 31,
	2006	2005
DVS product revenue invoiced and recognized in current period:
Total invoiced during the current period	$14.6	$9.5
Less: Revenue invoiced in current period and recognized in future periods	(1.8)	(6.1)

Total invoiced and recognized in current period	12.8	3.4
DVS product revenue invoiced in prior fiscal periods and recognized in current period	3.4	16.8

Total DVS product revenue recognized in current period	$16.3	$20.2

DVS product revenue invoiced in the current period for the fourth quarter of 2006 increased to $14.6 million compared to $9.5 million for the fourth quarter of 2005. Of the total DVS product revenue invoiced in the quarter ended December 31, 2006, $1.8 million will be recognized in future periods, compared to $6.1 million invoiced in the quarter ended December 31, 2005 and recognized in future periods. DVS product revenue invoiced in prior periods and recognized during the quarter ended December 31, 2006 was $3.4 million, compared to $16.8 million in DVS product revenue invoiced in prior periods and recognized during the quarter ended December 31, 2005.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

Cost of goods sold for the fourth quarter of 2006 was $6.5 million, or 37 percent of revenues, compared to $15.8 million, or 52 percent of revenues, for the fourth quarter of 2005. Gross profit decreased $3.5 million, to $11.2 million, or 63 percent of revenue, for the fourth quarter of 2006, compared to $14.7 million, or 48 percent of revenue, for the fourth quarter of 2005.
The following table is a breakdown of the operating expenses for the fourth quarters of 2006 and 2005 (in millions):

	Quarter ended December 31,
	2006	2005

Operating expenses:
Research and development	$4.4	$4.6
Sales and marketing	3.6	4.9
General and administrative	8.0	7.8
Restructuring charges, executive severance and asset write-offs	(0.2)	0.5

Total	$15.9	$17.8

Total operating expenses for the fourth quarter of 2006 were $15.9 million, with excess cost driven by expenses related to the Company’s restatement activities. In comparison, total operating expenses for the fourth quarter of 2005 were $17.8 million. Operating expenses continued to be at increased levels due to costs associated with restatement activities.
The net loss for the fourth quarter of 2006 was $4.6 million, or $0.06 per share, slightly higher than the Company’s guidance of $3.5 million to $4.5 million due to higher than expected legal and audit charges associated with the restatement and some adjustments to reserves related to the completion of our exit from the HAS business. In comparison, the net loss for the fourth quarter of 2005 was $3.1 million, or $0.04 per share.
Cash usage in fourth quarter of 2006 was $7.2 million compared to $8.6 million for the fourth quarter of 2005.
“Throughout 2006, we have been focused on our DVS product strategy — preparing for telco adoption, developing product enhancements and building relationships,” stated Mark Richman,

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

Terayon, Chief Financial Officer. “Now with the restatement behind us, we are also concentrating on expense management. In the second quarter, operating expenses are expected to decline, driven by reduced audit, legal and consulting expenditures. In the second half of the year, we anticipate operating margins to increase and expenses to normalize.”
Business Outlook
For the first quarter of 2007, Terayon expects to report overall revenues in the range of $10.5 million to $12.5 million. DVS product revenues are expected to be in the range of $10.0 million to $12.0 million. DVS product revenues invoiced in the first quarter of 2007 are expected to be in the range of $9.0 million to $11.0 million. Operating expenses are expected to be in the range of $15.0 million to $16.0 million, including $5.0 million from legal, audit and consulting services primarily related to our financial filings. Legal, audit and consulting charges related to our financial filings are expected to decline beginning in the second quarter of 2007. Net loss for the first quarter of 2007 is expected to be in the range of $7.5 million to $10.0 million, or a loss of $0.10 per share to $0.13 per share, which assumes an average of 78 million shares outstanding. Cash usage is expected to be in the range of $8.0 million to $10.0 million during the first quarter of 2007.
Conference Call Information
Terayon will host an investor conference call to discuss its results on March 22, 2007 at 2:00 p.m. PDT (5:00 p.m. EDT). The call can be accessed by dialing 866-713-8562 (U.S.) or 617-597-5310 (international), and referencing pass code 87944671. A live listen-only webcast of the call may be accessed on Terayon’s website at www.terayon.com/investor. Webcast participants should access the site approximately 10 minutes prior to the call’s start time and download any streaming media software needed to listen to the call.
A telephonic replay of the call will be accessible through Monday, April 23, 2007 by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and referencing pass code 55480746. An online archive of the webcast will also be available on the investor relations section of Terayon’s website.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

The preliminary results discussed in this press release are based on unaudited financial information reviewed by management to date. These preliminary results remain subject to the completion of the Company’s internal review of its financial results, its independent auditors’ completion of the audit of the Company’s 2006 financial statements and potential revisions resulting therefrom.
Meaningful Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the anticipated growth of the market for digital video applications in 2007, including increased demand from telecommunication companies, and Terayon’s guidance regarding financial results for the first quarter of 2007 under the heading “Business Outlook.” Other forward-looking statements made by the Company may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance, are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on current expectations, estimates, forecasts and projections of future Company or industry performance based on management’s judgment, beliefs, current trends and market conditions. There can be no assurance that adjustments to prior periods or changes to the quarterly or other information contained in this press release will not be required; that financial results in future quarterly periods will not continue to fluctuate; that Terayon will successfully develop and bring to market new digital video products in a timely manner; that Terayon will experience greater demand for its digital video products from telecommunications companies in 2007, or at all; that increased competition between Terayon’s customers will develop when expected; that the deployment of Terayon’s digital video applications will occur as planned; that Terayon’s ability to compete effectively or maximize stockholder value will be successful or yield preferred results; or that Terayon will be able to control or accurately predict its operating expenses. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement as a result of various factors. The preliminary financial data for the fourth quarter and fiscal year ended December 31, 2006 and related discussions presented in this press

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

release are based on unaudited financial information reviewed by management to date, and remain subject to the completion of the Company’s internal review of its financial results, its independent auditors’ completion of the audit of the Company’s 2006 financial statements and potential revisions resulting therefrom, which may cause actual results to differ materially. The financial data for the first quarter of 2007 and related discussions presented in this press release are preliminary, unaudited and unreviewed; reflect Terayon’s current estimates and assumptions; and should be viewed as reflecting Terayon’s current expectations and with due regard to items still to be completed. For additional risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under the federal securities laws.
About Terayon
Terayon Communication Systems, Inc. provides real-time digital video networking applications to cable, satellite and telecommunication service providers worldwide, which have deployed more than 7,800 Terayon’s CherryPickers and related digital video system components to localize services and advertising on-demand and brand their programming, insert millions of digital ads, offer HDTV and other digital video services. Terayon maintains its headquarters in Santa Clara, California, has sales and support offices worldwide and is on the web at www.terayon.com.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.

Press Contacts:	Investor Contact:
Paul Schneider	Kirsten Chapman / Moriah Shilton
PSPR, Inc.	Lippert/Heilshorn & Associates
(215) 702-9784	(415) 433-3777
pspr@att.net	mshilton@lhai.com

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

Notes to Unaudited Selected Financial Data:
1.	DVS product revenue invoiced in the current period and recognized in the current period is defined as total DVS product revenue invoiced in the current period less DVS product revenue invoiced in the current period and recognized in future periods. Management believes that DVS product revenue invoiced in the current period and recognized in the current period is a useful measure because it provides additional information about the Company’s ability to generate future cash flows. DVS product revenue invoiced in the current period and recognized in the current period is not a prescribed term under generally accepted accounting principles in the United States (GAAP) and does not directly correlate to cash flow or revenue recognition, and should not be used in isolation or as an alternative to measures of performance in accordance with GAAP. DVS product revenue invoiced in the current period and recognized in the current period is subject to revenue recognition criteria in accordance with GAAP as determined under SOP 97-2, SAB 104, EITF 00-21 and SOP 81-1, which may result in the deferral of the recognition of such product revenue to future periods.

2.	DVS product invoiced in prior periods and recognized in the current period is defined as DVS product revenue invoiced in prior periods that will be recognized in the current period as a result of the Company’s revenue recognition policies and the adoption of the relevant GAAP literature, specifically SOP 97-2, SAB 104, EITF 00-21 and SOP 81-1. Management believes that DVS product invoiced in prior periods and recognized in the current period is a useful measure because it provides additional information about the Company’s ability to generate future cash flows. DVS product revenue invoiced in prior periods and recognized in the current period is not a prescribed term under GAAP and does not directly correlate to cash flow and should not be used in isolation or as an alternative to measures of performance in accordance with GAAP.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)*

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$8,362	$28,867
Short-term investments	11,951	72,434
Accounts receivable, net of allowance for doubtful accounts	10,914	9,879
Other current receivables	1,296	1,606
Inventory, net	2,324	10,915
Deferred cost of goods sold	2,289	3,351
Deposits	8,248	—
Other current assets	1,532	3,427

Total current assets	46,916	130,479
Property and equipment, net	3,309	3,915
Restricted cash	395	332
Long-term deferred cost of goods sold	1,338	4,351
Other assets, net	12	7,571

Total assets	$51,970	$146,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,495	$5,036
Accrued payroll and related expenses	3,650	2,105
Deferred revenues	9,329	13,952
Deferred gain on asset sale	—	8,631
Accrued warranty expenses	1,246	2,887
Accrued restructuring and executive severance	149	1,305
Accrued vendor cancellation charges	124	1,508
Accrued other liabilities	3,521	6,287
Interest payable	—	1,356
Current portion of subordinated convertible notes	—	65,367

Total current liabilities	23,514	108,434
Long-term obligations	1,399	1,455
Accrued restructuring and executive severance	193	1,381
Long-term deferred revenue	6,492	14,721
Convertible subordinated notes	—	—

Total liabilities	31,598	125,991

Commitments and contingencies (Notes 4 and 8)
Stockholders’ equity:
Preferred stock, $0.001 par value: 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.001 par value, 200,000,000 shares authorized
Issued — 77,793,844 in 2006 and 77,794,186 in 2005
Outstanding — 77,637,177 in 2006 and 2005	78	78
Additional paid-in capital	1,089,278	1,086,817
Accumulated deficit	(1,065,719)	(1,062,438)
Treasury stock, at cost; 156,009 shares	(773)	(773)
Accumulated other comprehensive loss	(2,492)	(3,027)

Total stockholders’ equity	20,372	20,657

Total liabilities and stockholders’ equity	$51,970	$146,648

*Note: these results are preliminary and are subject to adjustment as a result of the completion of the audit of the Company’s 2006 financial statements by the Company’s independent auditors.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)*

	Year Ended December 31,
	2006	2005	2004

Revenues	$76,430	$90,664	$136,484
Cost of goods sold	30,848	55,635	101,887

Gross profit	45,582	35,029	34,597
Operating expenses:
Research and development	17,377	17,650	33,199
Sales and marketing	17,897	22,534	24,145
General and administrative	24,394	20,356	12,039
Restructuring charges, executive severance and asset write-offs	199	2,257	12,336

Total operating expenses	59,867	62,797	81,719

Loss from operations	(14,285)	(27,768)	(47,122)
Gain on sale of assets	9,984	—	—
Interest income (expense), net	1,178	(189)	(1,090)
Other income, net	22	1,155	1,031

Loss before income tax expense	(3,101)	(26,802)	(47,181)
Income tax benefit (expense)	(180)	(149)	76

Net loss	$(3,281)	$(26,951)	$(47,105)

Basic and diluted net loss per share	$(0.04)	$(0.35)	$(0.62)

Shares used in computing basic and diluted net loss per share	77,637	77,154	75,751

*Note: these results are preliminary and are subject to adjustment as a result of the completion of the audit of the Company’s 2006 financial statements by the Company’s independent auditors.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)*

	Year Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net loss	$(3,281)	$(26,951)	$(47,105)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,059	3,148	5,860
Stock based compensation	2,461	—	—
Amortization of subordinated convertible notes premium	(286)	(221)	(221)
Amortization of deferred compensation	—	—	17
Accretion of discounts on short-term investments	(126)	(114)	(107)
Realized gains on sales of short-term investments	—	—	(2)
Inventory provision	2,940	2,732	11,550
Provision for doubtful accounts	(25)	132	590
Restructuring provision	—	2,068	6,513
Write-off of fixed assets	1,092	602	3,045
Warranty provision	673	(165)	3,075
Vendor cancellation provision	(1,040)	1,143	387
Recognition of deferred gain on asset sale	(8,631)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(700)	7,986	8,404
Inventory	5,651	4,019	(11,939)
Other current assets	(5,291)	(3,262)	(311)
Long-term deferred cost of goods sold	3,013	(2,543)	(1,458)
Other assets	7,496	2,896	2,172
Accounts payable	459	(2,810)	(17,440)
Accrued payroll and related expenses	1,545	(2,829)	(1,984)
Deferred revenues	(12,852)	12,624	11,852
Deferred gain on asset sale	(2,314)	8,631	—
Accrued warranty expenses	(2,344)	(1,618)	(3,634)
Accrued restructuring charges	(344)	(4,507)	(4,355)
Accrued vendor cancellation charges	—	(156)	(2,735)
Other accrued liabilities	(4,178)	1,793	(1,830)

Net cash provided by (used in) operating activities	(14,023)	2,598	(39,656)

Cash flows from investing activities:
Purchases of short-term investments	—	(44,707)	(89,957)
Proceeds from sales and maturities of short-term investments	61,034	26,919	143,480
Purchases of property and equipment	(2,545)	(1,811)	(2,700)

Net cash provided by (used in) investing activities	58,489	(19,599)	50,823

Cash flows from financing activities:
Principal payments on capital leases	—	—	(126)
Debt extinguishment of convertible debt	(65,081)	—	—
Proceeds from issuance of common stock	—	3,110	1,682

Net cash provided by (used for) financing activities	(65,081)	3,110	1,556

Effect of foreign currency exchange rate changes	110	(460)	307

Net decrease in cash and cash equivalents	(20,505)	(14,351)	13,030
Cash and cash equivalents at beginning of year	—	43,218	30,188

Cash and cash equivalents at end of year	$(20,505)	$28,867	$43,218

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$36	$111	$138

Cash paid for interest	$1,817	$3,254	$3,268

*Note: these results are preliminary and are subject to adjustment as a result of the completion of the audit of the Company’s 2006 financial statements by the Company’s independent auditors.

Terayon Reports Preliminary Fourth Quarter and Fiscal Year 2006 Results

TERAYON COMMUNICATION SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)*

	Quarter ended December 31,
	2006	2005

Total Revenue	$17.7	$30.5

Gross Margin	11.2	14.7

Operating Expenses
Research and development	$4.4	$4.6
Sales and marketing	3.6	4.9
General and administrative	8.0	7.8
Restructuring charges, executive severance and asset write-offs	(0.2)	0.5

Total	15.9	17.8

Loss from operations	(4.6)	(3.1)

Income tax and other, net	0.0	(0.0)

Net Loss	$(4.6)	$(3.1)

Net (loss) income per share:
Basic	($0.06)	($0.04)
Diluted	($0.06)	($0.04)

*Note: these results are preliminary and are subject to adjustment as a result of the completion of the audit of the Company’s 2006 financial statements by the Company’s independent auditors.